AMENDED AND RESTATED

SCHEDULE A

dated April 7, 2022 to the

to the

INVESTMENT ADVISORY AGREEMENT,

dated December 29, 2021, between

THE ADVISORS’ INNER CIRCLE FUND III

and

PERPETUAL US SERVICES, LLC

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate
Barrow Hanley Emerging Markets Value Fund	0.87%
Barrow Hanley International Value Fund	0.66%
Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund	0.93%
Barrow Hanley Total Return Bond Fund	0.35%
Barrow Hanley Credit Opportunities Fund	0.60%
Barrow Hanley Floating Rate Fund	0.45%
Barrow Hanley US Value Opportunities Fund	0.55%

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Name: Michael Beattie
Title: President

PERPETUAL US SERVICES, LLC

By:	/s/ Charles S. Thompson II
Name: Charles S. Thompson II
Title: Head of Distribution & Strategy- Americas